EXHIBIT 99.1

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                         OAK HILL SPORTSWEAR CORPORATION
                         NON-QUALIFIED STOCK OPTION PLAN
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     1.  Purpose.  The  purpose of this  Non-Qualified  Stock  Option  Plan (the
"Plan") is to provide a continuing incentive to selected key employees of Oak Hill Sportswear Corporation, a New York corporation (the "Company"), and of any
parent  or   subsidiary  of  the  Company,   by  the  grant  of   non-qualified,
non-incentive stock options ("options") under the Plan. Options granted under the Plan are not intended to be eligible for the tax consequences provided for in Sections 421 through 424 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Shares Covered by Plan. The number of shares which may be issued pursuant to options granted under the Plan shall not exceed 199,250 shares of the Company's common stock, par value $.02 ("Common Stock"). If any option granted under the Plan shall terminate, expire or be canceled, for any reason whatsoever, without having been exercised in full, the shares not purchased under such option shall be available again for the purposes of the Plan. The maximum number of shares in respect to which options may be granted under the Plan to any particular employee participating in the Plan shall be 100,000 per calendar year.

     3. Administration. The Plan shall be administered by a committee of directors of the Company (the "Committee") to be appointed from time to time by the Company's Board of Directors and to consist of not less than the minimum number of persons from time to time required by Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor rule or regulation thereto as in effect from time to time ("Rule 16b-3") and Section 162(m) of the Code, each of whom, to the extent necessary to comply with Rule 16b-3 and Section 162(m) of the Code only, is intended to be a "disinterested person" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code; provided that, the mere fact that a Committee member shall fail to qualify under either of these requirements shall not invalidate any award made by the Committee which award is otherwise validly made under this Plan. Any determination in writing signed by all members of the Committee shall be fully as effective as if made by a majority vote at a meeting. The Committee may hold meetings telephonically. The Committee may appoint a Secretary, who shall keep minutes of its meetings, and the Committee may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate. In addition to the express powers and authorizations conferred upon the Committee by the Plan, the Committee shall have the authority to (i) interpret and administer the Plan and any instrument or agreement relating to or option made under the Plan and (ii) correct any defects, supply any omission and reconcile any inconsistency in the Plan. The interpretations and constructions by the Committee of any provisions of the Plan or of any option granted thereunder, and such determinations of the Committee as it shall deem appropriate for the administration of the Plan and of options granted thereunder, shall be final, binding and conclusive on all persons having any interest thereunder.

     4. Eligibility. Options may be granted under the Plan to key employees of the Company, and of any parent or subsidiary of the Company, selected by the Committee.

     5. Granting of Options. The Committee shall select the key employees eligible to receive options under the Plan, the number of shares to be included under each option, the date upon which each option expires, and the other terms and conditions of each option, all subject to and within the limitations of the Plan. The Committee may grant options which are exercisable immediately or in installments.

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     6. Option Period. The date of grant of an option shall be the date on which the Committee shall award the option. The Committee may make options exercisable for up to five years from the date of grant.

     7. Option Price. The price to be paid for shares on exercise of each option shall be fixed by the Committee upon the date of grant. The price shall not be less than 50% of the fair market value of the Common Stock on the date of the grant.

     8. Terms and Conditions of Options.

          (a) Each option shall be deemed to include the following terms and conditions:

               (i) The holder of an option may exercise his or her option by delivering to the Company written notice of the number of shares with respect to which option rights are to be exercised together with full payment of the purchase price of such shares. In addition, the holder of an option will pay all withholding taxes when due by reason of said exercise. In both cases (at the election of the holder of the option) payment may be made either (x) in cash, (y) in Common Stock, or (z) by a combination of cash and Common Stock. If payment, in whole or in part, is made in Common Stock, it shall be valued by the Committee at its fair market value on the close of business on the date prior to the date of payment. Common Stock used for payment must have been held by the optionee for at least six months. Upon receipt by the Chief Financial Officer or Treasurer of the Company of payment in full, the option holder shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that certificates representing such Common Shares shall not then be actually delivered to the option holder.

               (ii) No option and no right under any such option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the optionee other than by will or the laws of descent and distribution and may be exercised during his or her lifetime only by the optionee.

               (iii) If the holder of an option dies during the period of his or her employment by the Company, the number of shares for which the option was exercisable as of the date of death may be exercised by the option holder's personal representative, or transferee entitled to acquire the right to exercise the option by will or pursuant to the laws of descent and distribution, until the earlier of the date upon which his or her option expires or ninety days following the date of death.

               (iv) If the employment of the option holder is terminated by the option holder by reason of his or her permanent disability, or terminated by the Company for any reason (with or without cause), the number of shares for which the option was exercisable as of the date of termination may be exercised by the option holder until the earlier of the date upon which his or her option expires or ninety days following the date of such termination.

               (v) If the option holder terminates his or her employment with the Company for any reason other than permanent disability, the number of shares for which the option was exercisable as of the date of termination may be exercised by the option holder until

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          the  earlier of the date upon  which his or her option  expires or ten days following the date of such termination.

               (vi) No fractional shares shall be issued upon the exercise of an option. With respect to any fraction of a share otherwise issuable upon any exercise hereof, the Company shall pay to the option holder an amount in cash equal to the fair value of such fraction, in accordance with Section 509(b) of the New York Business Corporation Law.

               (vii) The option holder shall not, by virtue thereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the option holder are limited to those provided by this Plan and (to the extent consistent therewith) those expressed in the option. If the shareholders of the Company do not, by December 31, 1995 approve this Plan in accordance with Section 505(d) of the New York Business Corporation Law, all options granted thereunder prior thereto shall be null and void.

               (viii) The Company may require an option holder, and the option holder's legal representative, heir, legatee, or distributee, as a condition of any exercise of the Option, to give written assurance satisfactory to the Company that the shares subject to options are being acquired for investment only, with no view to the distribution, and that any subsequent resale thereof will be made pursuant to an effective and current registration statement under the Securities Act of 1933, or pursuant to an exemption from registration under said Act, and all certificates representing the shares subject to options shall bear the following legend:

          The shares represented by this certificate have not been registered under the Securities Act of 1933. Said shares have been acquired for investment, and may not be sold, transferred or assigned except pursuant to an effective registration statement for said shares under said Act or an opinion of the Company's counsel that such registration is not required under said Act.

          (b) Each option may be made subject to such other terms and conditions consistent with the Plan as the Committee may approve and provide for in the form of option, including, without limitation, those relating to the immediate exercisability or to the installments in which and/or the conditions upon which options shall become exercisable.

     9. Amendments to and Termination of Plan. The Board of Directors of the Company may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company, provided that no amendment shall be made which would increase the number of shares which may be made subject to options under the Plan, without shareholders' approval, or impair, without the consent of the optionee, any option theretofore granted under the Plan or deprive any optionee of any shares of stock of the Company which he may have acquired through or as a result of an option under the Plan. The Plan may be terminated at any time by the Company's Board of Directors, except with respect to options then outstanding under the Plan.

     10. Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, issuance of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Committee

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to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and type of shares (or other securities or property) with respect to which options may be granted, (ii) the number and type of shares (or other securities or property) subject to outstanding options and (iii) the grant or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding option in full satisfaction of the Company's obligations to the holder thereunder.

     11. General Provisions.

          (a) Options May Be Granted Separately or Together. Options may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other option granted under the Plan or award granted under any other plan of the Company or any affiliate of the Company.

          (b) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

          (c) No Right to Continued Employment. The grant of an option shall not be construed as giving a participant in the Plan the right to be retained in the employ of the Company or any of its affiliates. Further, the Company or its affiliates may at any time dismiss a participant in the Plan from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any award evidencing an option.

          (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.

          (e) No Trust or Fund Created. Neither the Plan nor any option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its affiliates and a participant in the Plan or any other person. To the extent that any person acquires a right to receive payments from the Company or any of its affiliates pursuant to an option, such right shall be no greater than the right of any unsecured general creditor of the Company or its affiliates.

     12. Effective Date and Term of Plan.

          (a) The Plan was adopted and became effective on October 11, 1994, the date on which it was approved by the Board of Directors of the Company; provided that no option granted under the Plan shall be exercisable until and unless the Plan is approved by the Company's shareholders as contemplated by Section 8(a)(vii).

          (b) Unless sooner terminated, this Plan shall terminate on October 11, 2004 and no options shall thereafter be made under the Plan.

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